Consent of Independent Registered Public Accounting Firm

The Board and Trustees and Shareholders
Monetta Trust:

We consent to the use of our report dated February 26, 2013, with respect to the financial statements of  the Monetta Fund (formally, Monetta Fund, Inc.), Monetta Young Investor Fund, Monetta Mid-Cap Equity Fund, and Orion/Monetta Intermediate Bond Fund, the Funds comprising the Monetta Trust, as of December 31, 2012, incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information on Form N-1A.

/s/ KPMG LLP

Chicago, Illinois
April 26, 2013